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                                                                     EXHIBIT 4.1




                            ADVANCE ROSS CORPORATION

                          1995 DIRECTORS DEFERRAL PLAN
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                               TABLE OF CONTENTS


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ARTICLE I                 ESTABLISHMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.1         Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

ARTICLE II                DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         2.1         "Account"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         2.2         "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         2.3         "Agreement" or "Award Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         2.4         "Award"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         2.5         "Board of Directors" or "Board"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         2.6         "Change in Control"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         2.7         "Code" or "Internal Revenue Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.8         "Commission" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.9         "Committee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.10        "Common Stock" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.11        "Company"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.12        "Deferral Election" or "Election"  . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.13        "Deferred Retainer"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.14        "Deferred Stock" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.15        "Director" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.16        "Disability" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.17        "Earnings Factor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.18        "Effective Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.19        "Exchange Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.20        "Extraordinary Termination of Directorship"  . . . . . . . . . . . . . . . . . . . . . .      6
         2.21        "Fair Market Value"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.22        "Grant Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.23        "Notice Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.24        "Nonqualified Stock Option"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.25        "Option Period"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.26        "Option Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.27        "Participant"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.28        "Payment Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.29        "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.30        "Representative" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.31        "Retainer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
         2.32        "Rule 16b-3" or "Rule 16a-1(c)(3)  . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
         2.33        "Securities Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
         2.34        "Stock Option" or "Option" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
         2.35        "Termination of Directorship"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

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         2.36        "Trust"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.37        "Valuation Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III               ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.1         Committee Structure and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE IV                SPECIAL PROVISIONS REGARDING STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.1         Number of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.2         Release of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.3         Restrictions on Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.4         Stockholder Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.5         Best Efforts To Register . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.6         Anti-Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.7         Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.8         Limited Transfer During Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.9         Committee Discretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.10        No Company Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE V                 DEFERRALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.1         Deferral of Retainer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.2         Election Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.3         Full Vesting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.4         Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.5         Payment to a Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.6         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.7         Satisfaction of Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.8         Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.9         Notice to Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.10        Nontransferability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE VI                OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.1         Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.2         Grant and Exercise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.3         Terms and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.4         Extraordinary Termination of Directorship  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.5         Other Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         6.6         Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII               MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.1         Amendments and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.2         Unfunded Status of Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         7.3         General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
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         7.4         Special Provisions Regarding a Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         7.5         Rights with Respect to Continuance as a Director . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         7.6         Awards in Substitution for Awards Granted by Other Corporations  . . . . . . . . . . . . . . . . . . . . .   23
         7.7         Procedure for Adoption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         7.8         Procedure for Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.9         Delay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.10        Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.11        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.12        Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.13        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
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                            ADVANCE ROSS CORPORATION

                          1995 DIRECTORS DEFERRAL PLAN


                                   ARTICLE I

                                 ESTABLISHMENT

         1.1     Purpose.

         The Advance Ross Corporation 1995 Directors Deferral Plan ("Plan") is hereby established by Advance Ross Corporation ("Company") effective June 1, 1995. The purpose of the Plan is to provide for the deferred payment to the non-employee directors of the Company of all or a portion of directors' fees in cash or Common Stock, with the potential to further align the interests of the directors with those of the stockholders of the Company and thereby promote the long-term growth and performance of the Company. Except as expressly provided herein, the Plan and the grant of Awards and the deferrals thereunder are expressly conditioned upon the Plan's approval by the security holders of the Company to the extent required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and if such approval is not obtained, then the Plan and the grant of Awards and all deferrals thereunder shall be null and void ab initio. The Plan is adopted effective as of June 1, 1995.


                                   ARTICLE II

                                  DEFINITIONS

         For purposes of the Plan, the following terms are defined as set forth below:

         2.1 "Account" means the record of an interest in this Plan with respect to a Director's Deferred Retainer represented by his or her:

                 (a) "Cash Account" which means an interest in this Plan composed of Deferred Retainers posted with a cash value to the credit of the Director, plus all income and gains credited to and minus all losses charged to such account, and minus all distributions charged to such account.

                 (b) "Stock Account" which means an interest in this Plan composed of Deferred Retainers posted with shares of Deferred Stock to the credit of the Director, plus all income and gains credited to and minus all losses charged to such account, and minus all distributions charged to such account.





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The value of the Cash Account at any time, other than on a Valuation Date, shall be the Cash Account accrued as of the immediately preceding Valuation Date increased by the amount credited to the Cash Account since the previous Valuation Date, and reduced by the value of any distributions from the Cash Account. On the Valuation Date, the value shall be that as determined under the preceding sentence increased by the product of the Cash Account and the Earnings Factor and decreased by the value of losses (if any) for that Valuation Date. On a Valuation Date, the Stock Account shall reflect the number of shares of Common Stock or the value of Common Stock credited to the Account as of the preceding Valuation Date increased by the number or value of shares credited to the Stock Account since the previous Valuation Date, and reduced by the number or value of any distributions from the Stock Account. Each Account represents an unfunded commitment of the Company to pay in the future the cash amounts or Deferred Stock credited thereunder, subject to all of the terms and conditions of this Plan. The Committee may establish more than one Account with respect to a Director, and the Plan shall apply separately with respect to each Account.

         2.2 "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in
Section 1504 of the Code.

         2.3 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to this Plan pursuant to which an Award is granted to a Participant.

         2.4 "Award" means a Stock Option or the crediting of Deferred Stock or the crediting of cash to the Account pursuant to the Plan.

         2.5 "Board of Directors" or "Board" means the Board of Directors of the Company.

         2.6 "Change in Control" shall be deemed to have occurred on the first to occur of any of the following events:

                            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the




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                 Company entitled to vote generally in the election of
                 directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control of the Company: (1) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of Section 2.6(c) are satisfied; or

                            (b) Individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the "Incumbent Board of the Company") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of the Company shall be considered as though such individual were a member of the Incumbent Board of the Company, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as contemplated by Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

                            (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                            (d) Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and
                 (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board of the Company at the time of the execution of the initial




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


                 agreement or action of the Board providing for such sale or other disposition of assets of the Company.

         2.7 "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, final Treasury Regulations thereunder and any subsequent Internal Revenue Code.

         2.8 "Commission" means the Securities and Exchange Commission or any successor agency.

         2.9 "Committee" means the person or persons appointed by the Board of Directors to administer the Plan, as further described in the Plan.

         2.10 "Common Stock" means the shares of the regular voting Common Stock, $.01 par value, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common stock of any successor to the Company which is designated for the purpose of the Plan.

         2.11 "Company" means Advance Ross Corporation, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

         2.12 "Deferral Election" or "Election" means an election by a Director to (a) either receive all of his or her Retainer on a current basis or to reduce his or her Retainer by an amount or percentage specified in the Election; and (b) to select whether the Deferred Retainer will be posted to the Cash Account, the Stock Account, or a combination of the foregoing. The Deferral Election with respect to Deferred Stock shall be effective only with respect to a Notice Date that is at least six months prior to the transaction to which the Election relates and is irrevocable with respect to that transaction.

         2.13 "Deferred Retainer" means the amount of the Retainer deferred from time to time based upon the Participant's Deferral Election.

         2.14 "Deferred Stock" means an award of Common Stock posted to the Participant's Stock Account which will be distributed at a later date pursuant to the Plan.

         2.15 "Director" means each and any director who serves on the Board and who is not an officer or employee of the Company or any of its Affiliates.




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         2.16    "Disability" means a mental or physical illness that renders a
Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of the Plan shall not be construed to be an admission of disability for any other purpose.

         2.17 "Earnings Factor" means the product of (a) the interest rate in respect of one-year Treasury Bills selected by the Committee from time to time (but reviewed at least once per year) and (b) a fraction, the numerator of which is the number of full calendar months in the accounting period and the denominator of which is 12. If the accounting period is other than one or more full calendar months, the Committee shall appropriately modify the fraction calculated under the preceding sentence.

         2.18    "Effective Date" means June 1, 1995.

         2.19 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         2.20 "Extraordinary Termination of Directorship" means the Termination of Directorship of the Participant due to death or Disability.

         2.21 "Fair Market Value" means the value determined on the basis of the good faith determination of the Committee, without regard to whether the Common Stock is restricted or represents a minority interest, pursuant to the applicable method described below:

                 (a) if the Common Stock is listed on a national securities exchange or quoted on the NASDAQ Stock Market ("NASDAQ"), the closing price of the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported), as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by the NASDAQ, as the case may be;

                 (b) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is actively traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock on the relevant date (or, if such date is not a business day or a day on which quotations are reported, then on the immediately preceding date on which quotations were reported); and

                 (c) if, on the relevant date, the Common Stock is not publicly traded or reported as described in (a) or (b), the value determined in good faith by the Committee.

         2.22 "Grant Date" means the date that as of which an Award is granted pursuant to this Plan.

         2.23 "Notice Date" means the date established by the Committee as the deadline for it to receive a Deferral Election or any other notification with respect to an administrative matter in order to be effective under this Plan.

         2.24 "Nonqualified Stock Option" means an Option to purchase Common Stock in the Company granted under this Plan the taxation of which is pursuant to Section 83 of the Code.

         2.25 "Option Period" means the period during which the Option shall be exercisable in accordance with the Agreement and Article VI.

         2.26 "Option Price" means the price at which the Common Stock may be purchased under an Option as provided in Section 6.3.

         2.27 "Participant" means a Director to whom an Award has been granted under the Plan, and in the event a Representative is appointed for a Participant or another person becomes a Representative, then the term "Participant" shall mean such appointed Representative. A person will cease to be a Participant when the full value of his or her Award has been distributed in full. The term shall also include a trust for the benefit of the Participant, the Participant's parents, spouse or descendants; a partnership the interests in which are for the benefit of the Participant, the Participant's parents, spouse or descendants; or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee and not inconsistent with an application of Rule 16b-3. Notwithstanding the foregoing, the term "Termination of Directorship" shall mean the Termination of Directorship of the Director.

         2.28 "Payment Date" means, with respect to the distribution of a Participant's Account, the first day of the month coincident with or next following the earliest of (a) the date of the Participant's Termination of Directorship, (b) the date elected by a Participant on a Deferral Election, and
(c) the date of a Change in Control or termination of the Plan, whichever occurs first, unless waived by the Participant. Absent a Change in Control, the Committee may, in its sole discretion, delay the distribution of the Stock Account until the Plan is approved by stockholders.

         2.29 "Plan" means the Advance Ross Corporation 1995 Directors Deferral Plan, as herein set forth and as may be amended from time to time.

         2.30 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the

Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant;
(c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; or (d) any person to whom an Award has been permissibly transferred by the Committee; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

         The Committee may, in its sole discretion, delay the distribution of the Stock Account until the Plan is approved by shareholders.

         2.31 "Retainer" means the retainer provided to the Participant for services rendered as a Director, including attendance at meetings, but not the reimbursement of expenses, in his or her capacity as a Director.

         2.32 "Rule 16b-3" or "Rule 16a-1(c)(3) mean Rule 16b-3 and Rule 16a-1(c)(3), as promulgated under the Exchange Act, as amended from time to time, or any successor thereto, in effect and applicable to the Plan and Participants.

         2.33 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         2.34    "Stock Option" or "Option" means an option granted under
Article VI.

         2.35 "Termination of Directorship" means the occurrence of any act or event that actually or effectively causes or results in the person's ceasing, for whatever reason, to be a Director of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. A person who becomes an employee or officer of the Company shall not have incurred a Termination of Directorship.

         2.36 "Trust" means any trust the Company may choose to adopt in connection with the Plan.

         2.37 "Valuation Date" means the date or dates designated by the Committee for adjusting Accounts.

         In addition, certain other terms used herein have definitions given to them in the first place in which they are used.


                                  ARTICLE III

                                 ADMINISTRATION

         3.1 Committee Structure and Authority. The Plan shall be administered by the Committee which, except as provided herein, shall be comprised of one or more persons. The Committee shall be the Compensation Committee of the Board of Directors, unless such committee does not exist or the Board establishes another committee whose purpose is the administration of the Plan. In the absence of an appointment, the Board shall be the Committee; provided that only those members of the Compensation Committee of the Board who participate in the decision relative to Awards under the Plan shall be deemed to be part of the "Committee" for purposes of the Plan. A majority of the Committee shall constitute a quorum at any meeting thereof (including telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of the Plan. The Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

         Among other things, the Committee shall have the authority, subject to the terms of the Plan and the Company's intent that transactions be exempt under Rule 16b-3:

                 (a) to determine the terms and conditions of any Award hereunder;

                 (b) to determine the number of shares of Common Stock to be allocated to the Stock Account;

                 (c) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto);

                 (d) to provide for the forms of Agreement to be utilized in connection with this Plan;

                 (e) to determine whether a Participant has a Disability or retires;

                 (f) to determine what securities law requirements are applicable to this Plan, Awards, and the issuance of shares of Common Stock and to require of a Participant that appropriate action be taken with respect to such requirements;

                 (g) to interpret and make a final determination with respect to the remaining number of shares of Common Stock available under this Plan;

                 (h) to determine the restrictions or limitations on the transfer of Common Stock;

                 (i) to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 4.4;

                 (j) to provide for any forms to be utilized in connection with the Plan;

                 (k) to cancel, with the consent of the Participant or as otherwise provided in the Plan, outstanding Awards;

                 (l) to require as a condition of the issuance or transfer of a certificate of Common Stock, the withholding from a Participant of the amount of any federal, state or local taxes as may be necessary in order for the Company or any other entity to obtain a deduction or as may be otherwise required by law;

                 (m) to determine whether and with what effect an individual has incurred a Termination of Directorship;

                 (n) to determine whether the Company or any other person has a right or obligation to purchase Common Stock from a Participant and, if so, the terms and conditions on which such Common Stock is to be purchased;

                 (o) to determine whether an Award is to be adjusted or modified;

                 (p) to determine the permissible methods of affecting a Deferral Election;

                 (q)      to establish, maintain and adjust Accounts;

                 (r) to establish and determine the Earnings Factor, if any;

                 (s) to direct and implement the payment of Accounts as of the Payment Date;

                 (t) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

                 (u) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan and to otherwise supervise the administration of the Plan. The Committee's policies and procedures may differ with respect to Awards granted at different times or to different Participants.

         Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. Any determination shall not be subject to de novo review if challenged in court.


                                   ARTICLE IV

                       SPECIAL PROVISIONS REGARDING STOCK

         4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Awards under this Plan shall be 50,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         4.2     Release of Shares.   If any shares of Common Stock that have
been optioned cease to be subject to an Award, if any shares of Common Stock that are subject to any Award are forfeited, if any Award otherwise terminates without issuance of shares of Common Stock being made to the Participant, or if any shares (whether or not restricted) of Common Stock are received by the Company in connection with the exercise of an Award including the satisfaction of any tax withholding, such shares, in the discretion of the Committee, may again be available for distribution in connection with Awards under this Plan. If any shares could not again be available for Options to a particular Participant under any applicable law, such shares shall be available exclusively for Options to Participants who are not subject to such limitations.

         4.3 Restrictions on Shares. Shares of Common Stock issued upon exercise or distribution of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide. The Company shall not be required to issue or deliver any certificates for shares of Common Stock, cash or other property prior to

(i) the listing of such shares on any stock exchange (or other public market) on which the Common Stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to the distribution of an Award. The Company may cause any certificate for any share of Common Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Stock as provided in the Plan or as the Committee may otherwise require. The Committee may require any person receiving the distribution of an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of Common Stock in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares and any portion of the Stock Account less than a whole share shall be posted in cash.

         4.4 Stockholder Rights. No person shall have any rights of a stockholder as to shares of Common Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company's official stockholder records as having been issued or transferred. Upon exercise of the Award or any portion thereof, the Company will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a stockholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company's official stockholder records, except as provided herein or in an Agreement.

         4.5 Best Efforts To Register. The Company will register under the Securities Act the Common Stock delivered or deliverable pursuant to Awards on Commission Form S-8 if available to the Company for this purpose (or any successor or alternate form that is substantially similar to that form to the extent available to effect such registration), in accordance with the rules and regulations governing such forms, as soon as such forms are available for registration to the Company for this purpose. The Company will use its best efforts to cause the registration statement to become effective as soon as possible and will file such supplements and amendments to the registration statement as may be necessary to keep the registration statement in effect until the earliest of (a) one year following the expiration of the Option Period of the last Option outstanding, (b) the date the Company is no longer a reporting company under the Exchange Act and (c) the date all Participants have disposed of all shares delivered pursuant to any Award. The Company may delay the foregoing obligation if the Committee reasonably determines that any such registration would materially and adversely affect the Company's interests or if there is no material benefit to Participants.

         4.6 Anti-Dilution. In the event of any change in capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company share offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall adjust or substitute, as the case may be, the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Committee.

         4.7 Transfer of Shares. A Participant may at any time make a transfer of shares of Common Stock received pursuant to the exercise of an Award to his parents, spouse or descendants, to any trust for the benefit of the foregoing or to a partnership the interests of which are principally for the benefit of the Participant, his parents, spouse or descendants or to a custodian under a uniform gifts to minors act or similar statute for the benefit of any of the Participant's descendants. Any transfer of shares received pursuant to the exercise of an Award shall not be permitted or valid unless and until the transferee agrees to be bound by the provisions of this Plan, and any provision respecting Common Stock under the Agreement, provided that "Termination of Directorship" shall continue to refer to the Termination of Directorship of the director.

         4.8 Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which shares of Common Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to an exercise of an Award.

         4.9 Committee Discretion. The Committee may in its sole discretion include in any Agreement an obligation that the Company purchase a Participant's shares of Common Stock received upon the exercise of an Award (including the purchase of any unexercised Awards which have not expired), or may obligate a Participant to sell shares of Common Stock to the Company upon such terms and conditions as the Committee may determine and set forth in an Agreement. The provisions of this

Section shall be construed by the Committee and shall be subject to such other terms and conditions as the Committee may from time to time determine.

         4.10 No Company Obligation. None of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose to a record or beneficial holder of Common Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company's purchase of Common Stock or an Award from such holder in accordance with the terms hereof.


                                   ARTICLE V

                                   DEFERRALS

         5.1     Deferral of Retainer

                 (a) A Director who desires to have all or a portion of his or her Deferred Retainer credited to an Account on his or her behalf shall file a Deferral Election pursuant to the procedures of the Committee specifying and authorizing an amount or percentage of his or her Retainer otherwise payable to be reduced and to be

                          (1)     posted to the Cash Account; or

                          (2)     posted to the Stock Account; or

                          (3)     a combination of any of the foregoing.

                 (b) For each period for which a Deferral Election is in effect, the Company shall

                          (1) post to the Cash Account the amount reflected in the Deferral Election to be so posted;

                          (2) post to the Stock Account the number of shares of Common Stock equal to the amount of the Deferred Retainer to be posted to the Stock Account divided by the Fair Market Value per share of the Common Stock on the posting date; or

                          (3)     a combination of the foregoing.

                 (c) The Committee shall cause the Account for each Participant to reflect transactions involving amounts posted to the Account provided that unless otherwise specified by the Committee the date for posting with respect to the Stock Account shall be the fifteenth (15th) day of each month (or if such is not a business day, the day next following the fifteenth day of the month that is a business day). The posting date for shares of Common Stock shall be not less than six (6) months after the effective date of the Election, and the Committee shall credit the deferral to the Account in cash and delay the posting date for shares until the date that is six months after the effective date of the Election (with no interest credited to such cash obligation). Account values shall be maintained in shares, units or dollars. Cash dividends credited to the Participant's Stock Account shall be deemed to be invested in additional shares of Common Stock. Cash Accounts shall be credited from time to time with an amount equal to the value of the Account multiplied by the Earnings Factor. The Committee may correct any errors or omissions in the administration of this Plan by restoring or charging any Participant's Account with the amount that would be credited or charged to the Account had no error or omission been made. A Participant who does not elect a Deferred Retainer shall be deemed to have made an Election to receive all of his or her Retainer on a current basis.

         5.2 Election Procedures. If properly executed and received by the Committee, a Deferral Election shall be effective only with respect to a Retainer paid in the period to which the Deferral Election applies and only with respect to a Retainer paid after the Notice Date for the Deferral Election. The Deferral Election shall be effective only if received on or prior to the Notice Date to which the Election relates and, unless the Committee permits otherwise, is irrevocable with respect to any calendar year that has commenced. An Election shall be deemed to be continuing and applicable to calendar years after the year in respect of which the Election is filed, and with respect to the Stock Account, shall be continuing for at least six months after the Director revokes the election. A Change in Control shall end all Deferral Elections. The Committee may establish rules and procedures governing when a Deferral Election will be effective and what Retainer will be subject to the Deferral Election.

         5.3 Full Vesting. A Participant shall be fully vested and have a nonforfeitable right to his or her Account (and in any cash awaiting posting) at all times.

         5.4 Distribution. A Participant shall be distributed the Account in a single distribution on the Payment Date (in the case of a Payment Date other than due to the death of the Participant). The Stock Account will be distributed in the form of Common Stock on the Payment Date.

         5.5 Payment to a Representative. Upon the death of a Participant prior to a Payment Date, the Account shall be distributed to the Participant's Beneficiary. The Stock Account will be distributed in the form of Common Stock in a single distribution as soon as administratively possible after the Participant's Payment Date (which is due to the death of the Participant), and the Cash Account will be distributed in cash in a single sum distribution as soon as administratively possible after the Participant's Payment Date (which is due to the death of the Participant).

         5.6 Dividends. Cash dividends on the Common Stock that is the subject of the Deferred Stock Award shall be automatically deferred and reinvested in additional shares of Deferred Stock, and dividends on the Common Stock that is the subject of the Deferred Stock Award payable in stock shall be paid in the form of Deferred Stock of the same class as the stock on which such dividend was paid. Dividends shall be accounted for at the individual account level by "posting" such returns to the Account of each affected Participant.

         5.7 Satisfaction of Obligation. The Company's obligation to a Participant with respect to an Award shall be satisfied by distributions to the Participant or from the Company or if the Committee, in its sole discretion, shall utilize the Trust, then from the Trust as directed by the Committee.

         5.8 Trust. The Company may establish the Trust. The Company may from time to time transfer to the Trustee to be held in a trust cash or Common Stock equal to the amount of Deferred Retainer elected by a Director. The Company may direct the Trustee to maintain records of a separate account under the Trust for each Director. The Trust may be revocable or irrevocable.

         5.9 Notice to Trustee. If the Company establishes the Trust and if a payment required under the terms of this Plan has not been made to a Participant, the Participant must notify the Trustee in writing of the amount owed to him pursuant to this Plan and the date such amount was due and payable.

         5.10 Nontransferability. No Account shall be pledged, hypothecated or otherwise encumbered or subject to a lien, obligation or liability of a Participant, or assigned or transferred by a Participant otherwise than by will or the laws of descent and distribution or to a Representative upon the death of the Participant.


                                   ARTICLE VI

                                    OPTIONS

         6.1 Eligibility. Each Director shall be granted Options to purchase shares of Common Stock as provided herein.

         6.2 Grant and Exercise. Each Director who is a Director on the Effective Date shall be granted an Option on such date to purchase 1,000 shares of Common Stock without further action by the Board or the Committee. On the date of each regular annual shareholder meeting of the Company to occur after the Effective Date, each person who is a Director on such date and is either continuing as a Director subsequent to the meeting or is elected to serve as a Director at such meeting shall be granted an Option to purchase 1,000 shares of Common Stock without further action by the Board or the Committee. If the number of shares of Common Stock available to grant under the Plan on a scheduled date of grant is insufficient to make all automatic grants required to be made pursuant to the Plan on such date, then each eligible Director shall receive an Option to purchase a pro rata number of the remaining shares of Common Stock available under the Plan; provided further, however, that if such proration results in fractional shares of Common Stock, then such Option shall be rounded down to the nearest number of whole shares of Common Stock. If there is no whole number of shares remaining to be granted, then no grants shall be made under the Plan. Each Option granted under the Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant.

         6.3 Terms and Conditions. Stock Options shall be subject to the following terms and conditions and to such terms and conditions as shall be determined by the Committee, including the following:

         (a) Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Option shall be exercisable more than ten (10) years after the date the Stock Option is granted.

         (b) Option Price. The Option Price per share of the Common Stock purchasable under an Option shall be the Fair Market Value on the Grant Date.

         (c) Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. Except as provided in an Agreement, an Option shall not be exercisable until the earlier of the day immediately preceding the date of the first anniversary of the Grant Date, provided the Participant is a Director on that date, and the date of the Participant's Extraordinary Termination of Directorship. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

         (d) Method of Exercise. Subject to the provisions of this Article VI, a Participant may exercise Stock Options, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of shares of

Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If approved by the Committee, payment in full or in part may also be made (i) by delivering Common Stock already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee and permitted in accordance with
Section 6.3(e); (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with Part 220, Chapter II, Title 12 of the Code of Federal Regulations, so-called "cashless" exercise); or (v) by any combination of the foregoing. No shares of Common Stock shall be issued until full payment therefor, as determined by the Committee, has been made. A Participant shall have all of the rights of a stockholder of the Company holding the class of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and such shares have been recorded on the Company's official stockholder records as having been issued and transferred.

         (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the discretion of the Committee, the Company may at the request of the Participant:

                 (i) lend to the Participant, with recourse, an amount equal to such portion of the Option Price as the Committee may determine; or

                 (ii) guarantee a loan obtained by the Participant from a third-party for the purpose of tendering the Option Price.

The terms and conditions of any loan or guarantee, including the term, interest rate, and any security interest thereunder, shall be determined by the Committee, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the least of the Option Price, the aggregate Fair Market Value per share of the Common Stock on the date of exercise, less the par value of the shares of Common Stock to be purchased upon the exercise of the Award, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

         (f) Non-transferability of Options. Except as provided herein or in an Agreement, no Stock Option or interest therein shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant. If and to the extent transferability is permitted by Rule 16b-3 and except as otherwise provided herein or by an Agreement, every Option granted hereunder shall be freely transferable, but only if such transfer does not result in liability under Section 16 of the Exchange Act to the Participant or other Participants and is consistent with registration of the Option and sale of Common Stock on Form S-8 (or a successor form) or the Committee's waiver of such condition.

         6.4 Extraordinary Termination of Directorship. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs an Extraordinary Termination of Directorship, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year (or such other period or no period as the Committee may specify) immediately following the date of such Extraordinary Termination of Directorship or until the expiration of the Option Period, whichever period is the shorter.

         6.5 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Directorship other than due to an Extraordinary Termination of Directorship, any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of the three-month period commencing with the date of such Termination of Directorship or until the expiration of the Option Period. The death or Disability of a Participant after a Termination of Directorship otherwise provided herein shall not extend the exercisability of the time permitted to exercise an Option.


         6.6 Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control, any Stock Options outstanding as of the date such Change in Control and not then exercisable shall become fully exercisable.


                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Amendments and Termination. The Board may amend, alter, or discontinue this Plan at any time, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of a Participant under an Award granted without the Participant's consent, except such an amendment made to cause this Plan to qualify for the exemption provided by Rule 16b-3 or (b) disqualify this Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

         The Committee may amend this Plan at any time provided that (a) no amendment shall impair the rights of any Participant under any Award theretofore granted without the Participant's consent, (b) no amendment shall disqualify this Plan from the exemption provided by Rule 16b-3, and (c) any amendment shall be subject to the approval or rejection of the Board.

         The Committee may amend the terms of any Award or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent, except such an amendment made to cause this Plan or Award to qualify for the exemption provided by Rule 16b-3.

         Subject to the above provisions, the Board shall have authority to amend this Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

         Notwithstanding the foregoing, if any right under this Plan would cause an otherwise eligible transaction to be ineligible for pooling of interest accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting treatment shall be available.

         7.2 Unfunded Status of Plan. The Accounts are maintained solely for bookkeeping purposes. It is intended that the Plan be an "unfunded" plan of deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. The Participants do not have rights with respect to specific property and are only unsecured creditors of the Company.

         7.3     General Provisions.

                 (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof in violation of the Securities Act. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

                 (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements.

                 (c) Withholding. If determined to be required to protect the Company, no later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current tax deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

                 (d) Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

                 (e) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law, and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

                 (f) Offset. Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under the Plan to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under the Plan shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

                 (g)      Fail-Safe.  With respect to persons subject to
         Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or Rule 16a-1(c)(3). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 or Rule 16a-1(c)(3) to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed to be incorporated by reference into the Plan with respect to Participants subject to Section 16.

         7.4     Special Provisions Regarding a Change in Control.

                 (a) In the event of a Change in Control, before the Plan's approval by stockholders in accordance with Rule 16b-3, the condition of the Plan's approval by stockholders shall be waived and the Plan and grant of all Options and all Deferral Elections shall be given effect without regard to such condition;

                 (b) In the event of a Change in Control, (i) a Participant for whom a Deferral Election with respect to the Stock Account has been in effect less than six months on the date of the Change in Control, or (ii) a Participant for whom a Deferral Election with respect to the Stock Account is in effect, but stockholder approval of the Plan has not been obtained at the time of the Change in Control, the Participant will receive a distribution of cash upon his or her Termination of Directorship equal to the Deferred Retainer (credited to the Stock Account), plus an amount equal to the difference between the Deferred Retainer and the "Change in Control Price" (as defined in Section (d)) per share of the Common Stock, assuming the number of shares of Common Stock that would have been purchased on the date the Deferred Retainer was credited to the Stock Account had such Deferred Retainer been used to purchase Common Stock (absent the Change in Control and the operation of this Section), plus interest on such total amount at the prime rate as reported from time to time in The Wall Street Journal (determined from time to time) compounded annually;

                 (c) In the event of a Change in Control, if the Change in Control is within six months of the Grant Date of an Option, such Option shall be cancelled in exchange for a payment to the Participant at the time of the Participant's Termination of Directorship equal to the amount by which the "Change in Control Price" (as deferred in Section (d)) per share of Common Stock exceeds the Option Price per share of Common Stock, multiplied by the number of shares of Common Stock granted under the Option to which this right applies, plus interest on such amount at the prime rate as reported from time to time in The Wall Street Journal, compounded annually and determined from time to time;

                 (d) For purposes of this Section, "Change in Control Price" means the higher of (i) the highest reported sales price of a share of Common Stock in any transaction reported on the principal exchange on which such shares are listed during the 60-day period prior to and including the date of a Change in Control, or (ii) if the Change in Control is the result of a tender or exchange offer or a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (in each case a "Corporate Transaction"), the highest price per share of Common Stock paid in such tender or exchange offer or a Corporate Transaction. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee; and;

                 (e) Notwithstanding the foregoing, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Common Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

         7.5 Rights with Respect to Continuance as a Director. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of the Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in the Plan.

         7.6 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become Directors of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan.

The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in the Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

         7.7 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its directors as of the date specified in the board resolution.

         7.8 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of the board of directors of such direct or indirect subsidiary, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

         7.9 Delay. If at the time, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan to the extent necessary to avoid the imposition of liability shall be suspended and delayed during the period the Participant would be subject to such liability.

         7.10 Headings. The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

         7.11 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

         7.12 Successors and Assigns. The Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors.

         7.13 Entire Agreement. The Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Plan shall control.

         Executed on this 11th day of August, 1995.


                                        ADVANCE ROSS CORPORATION


                                        By: /S/ Randy M. Joseph
                                           ---------------------
                                                Randy M. Joseph